1 North Wall Quay
Dublin 1
Ireland

T +353 1 622 2000
F +353 1 622 2222

Exhibit 10.3

citi

FROM: Citibank Europe plc
1 North Wall Quay
Dublin 1

TO: Hamilton Re, Ltd.
Wellesley House North, 1st Floor
90 Pitts Bay Road, Pembroke
HM 08, Bermuda

DATE: October 19, 2026

RE: Insurance Letters of Credit - Uncommitted Facility Amount

This letter, being issued at the request of Citibank Europe plc's client, **Hamilton Re, Ltd.**, is given in strict confidence, for your private use only, without any guarantee or responsibility on the part of this bank or its officials. It may not be disclosed to or relied upon by any third party without this bank's prior written consent, except as otherwise required by law. This letter is for the sole purpose of confirming to **Hamilton Re, Ltd.** the amount of the uncommitted facility which it has with this bank.

We hereby confirm that effective October 5, 2026, your uncommitted facility amount is increased to $325,000,000.00 (Three Hundred Twenty-Five Million US Dollars).

The content of this letter is not guaranteed and may be incomplete. Any statement on the part of this bank, or any of its officers, in this letter or elsewhere, as to the responsibility or standing of any persons, firm or corporation, is given as a mere matter of opinion, for which no responsibility, in any way, is to attach to this bank or any of its officers. In so far as any laws apply to this letter or any statement made, in this letter or elsewhere, by this bank or any of its officers, those laws shall be English.

Yours faithfully,

Citibank Europe plc

Niall Tuckey

Niall Tuckey